Exhibit 10.27

SUB-SUBLEASE AGREEMENT

(2300 Central Expressway, Santa Clara, CA)

This Sub-sublease Agreement (“Sublease”), dated April     , 2006 (the “Execution Date”), is entered into by and between JUNIPER NETWORKS, INC., a Delaware corporation and successor-in-interest to Peribit Networks, Inc., a California corporation (“Sublandlord”), and DATA DOMAIN, INC., a Delaware corporation (“Subtenant”).

1.	BASIC SUBLEASE PROVISIONS

1.1	Premises: The Premises under this Sublease consist of approximately 46,338 rentable square feet located in building located at 2300 Central Expressway (the “Building”) in the City of Santa Clara, State of California. The Premises demised hereunder are those certain premises which are demised pursuant to the Master Lease and pursuant to the Overlease. The Premises are depicted on Exhibit A to this Sublease.

1.2	Overlandlord: Mission West Properties, L.P., successor-in-interest to BRE/San Tomas I, LLC

1.3	Master Landlord: JDS Uniphase Corporation

1.4	Overlease: Lease dated January 24, 2001 entered into by Overlandlord and Master Landlord, as amended.

1.5	Master Lease: Sublease dated March 5, 2004 entered into by Sublandlord, as tenant, and Master Landlord, as landlord, as amended and assigned, a copy of which is attached hereto as Exhibit B.

1.6	Term: Approximately thirty-two (32) months, beginning on the Commencement Date and ending on the Expiration Date unless terminated earlier in accordance with the terms and conditions of this Sublease.

1.7	Commencement Date: Upon the later of (i) receipt of executed consents to this Sublease from both the Overlandlord and the Master Landlord or (ii) July 1, 2006.

1.8	Expiration Date: February 26, 2009.

1.9	Base Rent: As set forth in Section 4.2.

1.10	Base Year: N/A

1.11	Subtenant’s Share of Master Premises: 100%

1.12	Subtenant’s Use: General business office use and any related lawful purpose in conformity with the Master Lease (subject to consent of Overlandlord).

1.13	Subtenant’s Address:

Prior to the Commencement Date:	Data Domain 3400 Hillview Ave, Building 3 Palo Alto, California 94304 Attn: David Sangster

After the Commencement Date:	The Premises Attn: Office Manager

With a copy of all notices to:	Gunderson Dettmer et al 155 Constitution Drive Menlo Park, California 94025 Attn: David Kling, Esq.

Sublandlord’s Address:	Juniper Networks, Inc. 1194 N. Mathilda Ave. Sunnyvale, California 94089 Attn: Vice President of Real Estate

With copy of all notices to:	Juniper Networks, Inc. 1194 N. Mathilda Ave. Sunnyvale, California 94089 Attn: Legal Department

With copy of all default notices to:	Reed Smith LLP Two Embarcadero Center, Suite 2000 San Francisco, CA 94111 Attn: Simon Adams, Esq.

1.14	Security Deposit: (i) $45,000 to be delivered (following mutual execution hereof and consent to the Sublease by Overlandlord and Master Landlord) on the earlier of (a) the commencement of any Early Entry Period (defined in Section 3.4 below) or (b) July 1, 2006; and (ii) a letter of credit (as described more fully in Article 18) to be delivered, following mutual execution hereof and consent to the Sublease by Overlandlord and Masterlandlord on the earlier of (a) the commencement of any Early Entry Period (defined in Section 3.4 below) or (b) July 1, 2006.

1.15	Prepaid Rent: $97,995.00—(i) one month of prepaid rent to be delivered upon mutual execution hereof and consent to the Sublease by Overlandlord and Master Landlord; and (ii) two months of prepaid rent to be delivered on the earlier of (a) the commencement of any Early Entry Period (defined in Section 3.4 below) or (b) July 1, 2006.

1.16	Brokers: For Sublandlord: The Staubach Company

For Subtenant: The Staubach Company

1.17	Definitions: Each of the terms in the Basic Sublease Provisions are used in this Sublease as defined terms and have the meanings given in such sections. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.

2.	DEMISE OF PREMISES

2.1	Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, on and subject to the terms and conditions of this Sublease.

2.2	Sublandlord reserves the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest at any time during the Term.

3.	TERM

3.1	The Term shall commence on the Commencement Date and end upon the Expiration Date. Provided Subtenant gives written notice to Sublandlord no later than January 31, 2009 that Subtenant has entered into a direct lease agreement with Overlandlord for the Premises commencing the day following the expiration date of the Master Lease, then the Term shall be adjusted to expire on the expiration date of the Master Lease.

3.2	If for any reason Sublandlord cannot deliver possession of the Premises to Subtenant by the estimated Commencement Date, (i) Sublandlord shall not be liable therefor, but (ii) Subtenant shall have the right and option, at any time thereafter until Sublandlord delivers possession of the Premises to Subtenant, to terminate this Sublease without any liability whatsoever.

3.3	Notwithstanding any other provision of this Sublease or the Master Lease, this Sublease may be terminated prior to the Expiration Date by either party if either the Master Lease or Overlease is terminated for any cause whatsoever (and Master Landlord does not require Subtenant to attorn).

3.4

Upon consent of this Sublease by Overlandlord and Master Landlord, Sublandlord agrees to allow Subtenant, its employees, agents, consultants and contractors to have access and early entry to the Premises, thirty (30) days prior to the Commencement Date (“Early Entry Period”), to allow Subtenant to carry out installation of Subtenant’s furniture, fixtures and equipment thereof as in the reasonable opinion of Subtenant is required to ready the Promises for occupancy. Sublandlord shall have the right upon reasonable notice to Subtenant to terminate such Early Entry Period following a failure by Subtenant to cure any default of this Sublease within the applicable cure period. Subtenant acknowledges and agrees that during any Early Entry Period, or for the term of this Sublease, Subtenant shall not perform any act or conduct in the Premises that would amount to a breach of the terms of the Master Lease. Subtenant, its employees, agents, consultants and contractors shall take all reasonable and necessary safety and security precautions in connection with the carrying out of the installation of furniture, fixtures and equipment and shall obtain all required governmental permits and pay all governmental fees and charges associated with such work. Subtenant shall indemnity, defend and hold Sublandlord and Master Landlord and all Sublandlord’s employees, successors and/or assigns (collectively, the “Indemnitees”) harmless from and against any and all costs, demands, claims, liabilities, violations, losses or damages which any of the Indemnitees, individually or collectively, may at any time hereafter suffer or sustain arising or in any way related to Subtenant’s accessing and entering the Premises and carrying out installation of furniture, fixtures and equipment in, on or to the Premises prior to the Commencement Date of this Sublease.

4.	RENT

4.1	The consideration payable by Subtenant for the Premises shall consist of the Base Rent under Section 4.2 and the Other Charges under Section 4.5. Base Rent and Other Charges are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease.

4.2	Beginning on the Commencement Date and continuing thereafter on the first day of each month during the Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset, the following monthly Base Rent.

Months 1 through 12:	$32,665.00 per month
Months 13 through 18:	$45,405.00 per month
Months 19 through 24:	$56,996.00 per month
Months 25 through 32:	$59,313.00 per month

The Base Rent for the first (1st) Month of the Term shall be abated entirely. Thereafter, Base Rent for any partial month will be prorated, based on a thirty (30) day month. Subtenant shall pay three (3) month’s Rent (in the amount of $97,995.00) pursuant to the Basic Sublease Provisions Section 1.15 hereof which shall be applied to Subtenant’s obligation to pay Base Rent as it accrues under this Sublease. If the Commencement Date is not the first day of the month, then Subtenant shall pay the prorated Rent for the first partial month on the Commencement Date.

4.3	Intentionally Omitted.

4.4	Intentionally Omitted.

4.5

It is acknowledged and agreed that Subtenant shall have no obligation to pay any other fees, charges or other sums, if any, due under the Master Lease or Overlease, including but not limited to any Operating Costs, taxes and insurance charges; provided, however, that Subtenant shall be solely responsible for the following costs: (a) utility consumption costs, including without limitation, electric and other charges incurred in connection with lighting, and providing electrical power and heating, ventilating and air conditioning service to the Premises; (b) services or benefits supplied to the Premises at Subtenant’s request for which Master Landlord imposes a fee or charge separate from the Master Lease pass through costs; (c) any taxes applicable to the Subtenant’s Property (defined in Section 11.4); or (d) janitorial and maintenance service contracts entered into by Subtenant with respect to the Premises (collectively, “Other Charges”). Subtenant hereby agrees upon written request of Sublandlord, not more than four (4) times in any Sublease year, to provide to Sublandlord within a reasonable period of time (not to exceed 30 days) copies of all written invoices and proof of payment for janitorial and maintenance service contracts entered into by Subtenant with respect to the Premises.

4.6	All Rent shall be paid to Sublandlord, or to such other person or such other place as Sublandlord may from time to time designate in writing. If any Rent is not paid within five (5) days of the date due, Subtenant shall pay a late charge to Sublandlord equal to the greater of (a) ten percent (10%) of the delinquent amount or (b) all interest and late charges as Sublandlord would sustain under the Master Lease in the case of delinquent payment of any rent due under the Master Lease. Notwithstanding any other provision of this Sublease, Subtenant shall have no other obligation to Sublandlord for damages or liabilities suffered or incurred by Sublandlord as a result of any late payment of Rent, including but not limited to damages or liabilities arising out of Sublandlord’s failure to pay rent when due under the Master Lease. Neither demand for, not receipt of, any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (iii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s Default.

4.7	In the event of any casualty or condemnation affecting the Premises, Rent payable by Subtenant shall be proportionately abated, but only as to the portion of the Premises damaged or taken; and only to the extent that any amounts payable by Sublandlord under the Master Lease (the “Master Lease Rent”) is abated or reduced with respect to the Premises.

5.	POSSESSION AND USE

5.1	Sublandlord subleases the Premises to Subtenant strictly in their present “as-is” and “with all faults” condition; provided, however, that the Premises shall be broom-clean and free of debris, on the Commencement Date, with all building systems serving the Premises in good working condition on such date. Subtenant, by acceptance of possession of the Premises, conclusively acknowledges the Premises and all building systems service the Premises to be in good order and repair and in a tenantable condition. Subtenant acknowledges that, except as expressly set forth herein, no representations or warranties have been made to Subtenant with respect to the physical condition of the Premises or its suitability for Subtenant’s intended and permitted use hereunder and that in entering into this Sublease, Subtenant has relied exclusively upon its own examination of the Premises and the Master Lease and Overlease.

5.2	The Premises shall be used and occupied solely for Subtenant’s Use as specified in the Basic Sublease Provisions Section 1.12. Subtenant shall not use or suffer or permit the Premises to be used for any other purpose except with Master Landlord’s and Sublandlord’s discretionary consent.

6.	SUBTENANT’S UTILITY, MAINTENANCE AND REPAIR OBLIGATIONS

6.1	Subtenant shall be responsible for and shall pay before delinquency for all maintenance, repairs and replacements to the Premises and its equipment, to the extent Sublandlord is obligated to perform the same with respect to the Master Premises under the Master Lease. This Section shall not be construed to require Subtenant to reimburse Sublandlord for any expenses incurred by Sublandlord with respect to the Premises, and Sublandlord agrees that it will not incur any such expenses without Subtenant’s prior written consent.

6.2	Subtenant shall comply with all laws and ordinances, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Premises or to Subtenant’s particular use or manner of use thereof, to the extent Sublandlord is obligated to perform the same with respect to the Master Premises under the Master Lease.

6.3	Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from all liability, loss, cost, damage, liens, costs or expenses imposed on Sublandlord or which Sublandlord may sustain or incur from Subtenant’s failure to perform its obligations under this Article 6.

7.	SUBTENANT’S INSURANCE AND INDEMNITY

7.1	Throughout the Term, Subtenant shall procure and maintain, at its own cost and expense, such commercial general liability insurance as is required to be carried by Sublandlord under the Master Lease, naming Sublandlord and Master Landlord, as an additional insured in the manner required therein, and such property insurance as is required to be carried by Sublandlord under the Master Lease to the extent such property insurance pertains to the Premises. If the Master Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements which are located in the Premises, as well as alterations in the Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant’s insurance required under this Section 7.1 ten (10) days before the Commencement Date.

7.2	Subtenant waives claims against Sublandlord for damage to property owned by Subtenant where such damage is covered under any policy of property damage insurance maintained (or required by this Sublease to be maintained) by Subtenant. Subtenant hereby waives claims against Master Landlord and Sublandlord for death, injury, loss or damage of every kind and nature, if and to the extent that Sublandlord waives or releases such claims against Master Landlord under the Master Lease. Subtenant agrees to obtain, for the benefit of Master Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord under the Master Lease.

7.3	Subtenant agrees to protect, defend, indemnify and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the acts or omissions of Subtenant, or any events occurring in or about the Premises during the Term, which are the subject matter of any indemnity or hold harmless of Sublandlord to Master Landlord under the Master Lease; provided, that Sublandlord gives prompt notice of any claim asserted formally or informally by the Master Landlord for such indemnity or hold harmless and affords Subtenant complete control over the negotiation and/or compromise of the obligation; provided, further that Subtenant shall have no obligation under this Section 7.3 for any obligations of Sublandlord to Master Landlord arising out of or related to Sublandlord’s own acts or omissions or arising out of agreements between Master Landlord and Sublandlord other than the Master Lease itself. Subtenant’s obligations to protect, defend, indemnify and hold harmless Sublandlord under this Section 7.3 are in no way conditioned upon either (a) Subtenant’s acts or omissions being a cause of any underlying claim, demand, action, loss or damage, or (b) Sublandlord being free of negligence or wrongful conduct in connection therewith; provided, however, that Subtenant shall not be required to indemnify or hold Sublandlord harmless for any indemnity or hold harmless to the extent it is caused by Sublandlord’s gross negligence or willful misconduct.

8.	ASSIGNMENT OR SUBLETTING

8.1	Subtenant hereby acknowledges and affirms the terms and conditions of Section 23 of the Overlease and Section 10 of the Master Lease and the rights of Master Landlord and Overlandlord thereunder, including the rights of Overlandlord and Master Landlord to consent to any assignment or sublease of this Sublease. Subtenant will not assign, sublease, convey or mortgage this Sublease in violation of the foregoing or without Sublandlord’s consent, which consent will not be unreasonably withheld, conditioned or delayed beyond thirty (30) days from Subtenant’s request therefor. Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord and Overlandlord. All costs of obtaining Overlandlord’s and Master Landlord’s consent to any assignment or sublease shall be borne by Subtenant, including but not limited to Sublandlord’s reasonable attorneys fees, and Master Landlord’s fees charged to Sublandlord, in an amount not to exceed Five Thousand Dollars ($5,000.00).; provided, however, Sublandlord shall upon written request from Subtenant provide reasonable back up documentation relating to such fees incurred by Sublandlord.

8.2	No permitted assignment shall be effective and no permitted sublease shall commence unless and until any default by Subtenant hereunder has been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease and Subtenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made.

9.	ALTERATIONS

9.1	Subtenant shall not make any alterations in or additions to the Premises (“Alterations”) if to do so would constitute a default under the Master Lease

(without regard to any requirement of notice or cure period). If Subtenant’s proposed Alterations would not constitute a default under the Master Lease, Sublandlord’s consent thereto shall nonetheless be required, but this Sublease shall be deemed approval of all Alterations contemplated for the initial build out of the Premises prior to the Commencement Date. Sublandlord’s consent to such Alterations shall be within Sublandlord’s sole discretion. If Alterations by Subtenant are permitted or consented to, Subtenant shall comply with all of the covenants of Sublandlord contained in the Master Lease pertaining to the performance of such Alterations. In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, cost, damage, liens and expense imposed on Sublandlord arising out of the performance of Alterations by Subtenant.

9.2	Any permitted Alterations shall be made at Subtenant’s sole cost and expense, including any cost to comply with applicable laws and regulations and any management or supervision fee charged by Master Landlord, and removal at the end of the term of this Sublease.

10.	CASUALTY OR EMINENT DOMAIN

10.1	In the event of a fire or other casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or the Premises under the power of eminent domain, Sublandlord shall exercise any right it may have to terminate the Master Lease with the consent of Subtenant.

10.2	If the Master Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations within the Master Premises, Subtenant shall be responsible for repair or restoration of leasehold improvements or alterations within the Premises in the event that Subtenant has not elected to consent to terminate this Sublease.

11.	SURRENDER

11.1	On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Premises, Subtenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Sublandlord in good condition and repair, reasonable wear and tear excepted; conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear;” conditions existing because of Master Landlord’s or Sublandlord’s failure to perform maintenance, repairs, or replacements as required under this Sublease or the Master Lease shall not be the responsibility of Subtenant under this Section 11.1. Subtenant shall surrender to Sublandlord all keys to the Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Premises.

11.2

In the event that Subtenant remains in possession of the Premises (pursuant to Subtenant’s notice as provided in Section 3.1 herein) commencing the date following the Expiration Date, Subtenant will not be required to remove any Alterations made in the Premises prior to the Expiration Date so long as

Subtenant provides to Sublandlord, thirty (30) days prior to the Expiration Date, written consent of both Overlandlord and Master Landlord that neither Sublandlord or Subtenant shall not be required to remove any such Alterations and a release by Master Landlord in favor of Sublandlord for any restoration and surrender obligations of Sublandlord pursuant to the terms of the Master Lease. Sublandlord agrees to cooperate with Subtenant to assist Subtenant in obtaining such release of Sublandlord and any consents required of Master Landlord and Overlandlord in respect of surrender of the space by Sublandlord at the end of the Master Lease term with all Alterations and all Master Lease improvements in place. In the event Subtenant does not provide Sublandlord notice of lease with Overlandlord pursuant to Section 3.1, if Subtenant performs any Alterations in the Premises, Subtenant shall be obligated to remove such Alterations and restore the Premises to the condition existing as of the date of delivery of the Premises to Subtenant (including the commencement of any Early Entry Period). All or a part of the Alterations, if any, permitted to remain by Sublandlord’s written consent at the end of the Term in or upon the Premises made by Subtenant shall become a part of and shall remain upon the Premises upon such termination or expiration of this Sublease without compensation, allowance or credit to Subtenant. Said right shall be exercisable by Sublandlord’s giving written notice thereof to Subtenant not less than twenty (20) days prior to such Expiration Date or more than twenty (20) days after any earlier termination. Subtenant shall repair any damage occasioned by such removal or restoration. If Sublandlord or Master Landlord requires removal of any Alteration made by Subtenant, or a portion thereof, and Subtenant does not make such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, warehouse the same. Subtenant shall pay the costs of such removal, repair and warehousing on demand.

11.3	As between Sublandlord and Subtenant, Subtenant shall not be required to remove any alterations performed by Sublandlord or any other party prior to the date of delivery of the Premises (including the commencement of any Early Entry Period) or to restore the Premises to their condition prior to Sublandlord’s making of such alterations.

11.4	On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Premises, Subtenant shall remove Subtenant’s articles of personal property and fixtures incident to Subtenant’s business (“Subtenant’s Property”); provided, however that Subtenant shall repair any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof. If Subtenant does not remove Subtenant’s Property from the Premises on or before the Expiration Date or the earlier termination of this Sublease, Sublandlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Premises as aforesaid) and dispose thereof or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration or warehousing to Sublandlord on demand, or Sublandlord may treat said Subtenant’s Property as having been conveyed to Sublandlord with this Sublease acting as a bill of sale therefor, without further payment or credit by Sublandlord to Subtenant.

12.	HOLDING OVER

12.1	Subtenant has no right to occupy the Premises or any portion thereof after the Expiration Date or after the termination of this Sublease or of Subtenant’s right to possession hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Master Landlord by reason of such holdover.

12.2	Without limiting Sublandlord’s rights under Section 12.1, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to the greater of: (a) one hundred fifty percent (150%) the then current rate of Rent payable by Subtenant under the terms of this Sublease and (b) the then current rate of Rent and other damages due Master Landlord payable by Sublandlord under the terms of the Master Lease. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

13.	ENCUMBERING TITLE

13.1	Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Premises or, the Building arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord in and to the Building and the interest of Sublandlord in the Master Lease Premises.

13.2	Without limiting the generality of Section 13.1, Subtenant shall not permit the Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Subtenant.

14.	SUBTENANT’S DEFAULT

14.1	Any one or more of following events shall be considered a “Default” by Subtenant, as such term is used in this Sublease:

(a)	Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State; or

(b)	Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

(c)	Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

(d)	Subtenant shall admit in writing its inability to pay its debts as they become due; or

(e)	The Premises are levied on by any revenue officer or similar officer as a result of Subtenant’s act or omission; or

(f)	A decree or order appointing a receiver of the property of Subtenant shall be made; or

(g)	Subtenant shall abandon the Premises during the Term or assign this Sublease or further sublet the Premises other than in strict accordance with Section 8; or

(h)	Subtenant fails to make any payment of Rent required to be made by Subtenant as and when the same is due and does not cure the failure within seven (7) days after receiving written notice from Sublandlord; or

(i)	Subtenant fails to secure insurance or to provide proper evidence of insurance asset forth in Section 7 of this Sublease or fails to keep the Premises or the Building free of lien claims as set forth in Section 13 of this Sublease and either such failure continues for more than five (5) business days after written notice thereof to Subtenant; or

(j)	Subtenant, by its act or omission, causes an event or condition under the Master Lease which either is a default thereunder or, subject only to the delivery of any required notice or passage of any cure or grace period, would constitute a default thereunder and does not cure the condition within seven (7) days after receiving written notice thereof from Sublandlord; or

(k)	Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant and the failure continues for more than 15 business days after written notice thereof to Subtenant.

14.2	Upon the occurrence of any one or more Default(s), Sublandlord may exercise any remedy against Subtenant which Master Landlord may exercise for default by Sublandlord under the Master Lease. Without limiting the generality of the foregoing, Sublandlord may exercise the damage remedies available under statute which provides that a lessor may continue a lease in effect and recover damages as they become due.

15.	PROVISIONS REGARDING MASTER LEASE

15.1	This Sublease and all rights of the parties hereunder, are subject and subordinate to all of the terms, covenants and conditions of the Master Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease. In furtherance of the foregoing, the parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause a default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in Sections 15.2 through 15.9 below.

15.2	Sublandlord shall pay, as and when due, all Master Lease Rent, and Sublandlord shall defend, indemnify, and hold harmless Subtenant from and against any failure of Sublandlord to pay Master Lease Rent, provided that Sublandlord shall have no obligation to defend, indemnify, or hold harmless Subtenant to the extent any such failure to pay Master Lease Rent is due to Subtenant’s failure to make timely payment of Rent under this Sublease.

15.3	Except as otherwise expressly provided in this Sublease, Sublandlord shall perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord, and Sublandlord shall defend, indemnify, and hold harmless Subtenant from and against any failure of Sublandlord to perform such covenants and obligations. For example, Sublandlord shall perform its covenants and obligations as tenant under the Master Lease which pertain to the remainder of the Master Premises.

15.4	Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease. Sublandlord shall have the right to enter the Premises to cure any Default by Subtenant for its failure to act in accordance with this Section.

15.5	Except as otherwise expressly provided in this Sublease, Sublandlord shall not agree to an amendment to the Master Lease which materially adversely effects Subtenant’s occupancy or use of the Premises, unless Sublandlord shall first obtain Subtenant’s prior written approval to such amendment. However, it is expressly agreed that if without the fault of Sublandlord the Master Lease should terminate prior to the Expiration Date, Sublandlord shall have no liability to Subtenant arising out of such termination. To the extent the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublandlord shall not terminate the Master Lease without the consent of Subtenant. Subject to the limitations expressed above or elsewhere in this Sublease, so long as Subtenant is not in Default, Subtenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.

15.6	Sublandlord grants to Subtenant the right, so long as Subtenant is not in Default, to receive all of the services and benefits with respect to the Premises which are to be provided by Master Landlord under the Master Lease. Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. By way of illustration and not limitation, Sublandlord shall not be required to provide any services (including janitorial, utilities, HVAC service, security, or use of common areas or parking facilities) or to perform any maintenance or repairs which Master Landlord is or may be required to provide or perform under the Master Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, but any such default by Master Landlord shall suspend Subtenant’s obligations to pay Rent hereunder, and Subtenant shall have the option to terminate this Sublease at any time during the continuance of such default, failure, or delay. Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Premises or the Building. Notwithstanding the foregoing, the parties do contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease and, provided that Subtenant specifically agrees to pay all costs and expenses of Sublandlord (including without limitation reasonable attorneys’ fees) and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease.

15.7	Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord.

15.8	If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, notwithstanding anything to the contrary herein: (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent. Subtenant shall pay all costs reasonably incurred by Sublandlord (including without limitation reasonable attorneys’ fees) in seeking or procuring Master Landlord’s consent. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord fails to give Master Landlord’s approval or consent.

15.9	The following sections of the Master Lease shall be excluded from this Sublease:

1, 2 , 3, 4, 5, 13, 15, 20 and 24.

All other terms and conditions of the Master Lease shall be incorporated into this Sublease by this reference unless otherwise indicated in this Sublease. In the event of any conflict between the Master Lease and this Sublease, this Sublease shall prevail.

16.	OVERLANDLORD AND MASTER LANDLORD’S CONSENT

16.1	This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining prior written consent hereto by Overlandlord and Master Landlord. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Overlandlord and Master Landlord (in connection with Overlandlord’s and Master Landlord’s approval of this Sublease) with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant.

16.2	Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Master Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Premises or any part thereof. Master Landlord’s consent shall, however, be deemed to evidence Master Landlord’s agreement that Subtenant shall be entitled to waiver of claims and of the right of subrogation for damage to Master Landlord’s property if and to the extent that the Master Lease provides such waivers for the benefit of Sublandlord.

16.3	If Master Landlord fails to consent to this Sublease within forty-five (45) days after the Execution Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before, Master Landlord grants such consent.

17.	NOTICES

17.1	All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the address specified in the Basic Sublease Provisions or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord (provided, however, if Subtenant has abandoned the Premises, any such notice may be properly sent to Subtenant’s agent for service of process), or (b) if for Sublandlord, addressed to Sublandlord at the address specified in the Basic Sublease Provisions or at such other place as Sublandlord may from time to time designate by notice in waiting to Subtenant. Each party agrees promptly to deliver a copy of any notice, demand, request, consent or approval received from Master Landlord.

17.2	Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform covenant required under law.

18.	LETTER OF CREDIT

18.1	Subtenant shall, on execution of this Sublease, deliver to Sublandlord and cause to be in effect during the Sublease Term an unconditional, irrevocable letter of credit (“LOC”) in the amount of $136,000.00 (the “LOC Amount”) for an initial term of one (1) year and which shall thereafter renew automatically from year to year, unless the LOC bank notifies Sublandlord at least thirty (30) days prior to such expiration date of the LOC. The LOC shall be in a commercially reasonable form acceptable to Sublandlord and shall be issued by an LOC bank selected by Subtenant and acceptable to Sublandlord. An LOC bank is a bank that accepts deposits, maintains accounts, has a local office that will negotiate a letter of credit, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Subtenant shall pay all expenses, points, or fees incurred by Subtenant in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Subtenant without the prior written consent of Sublandlord. Subtenant acknowledges that Sublandlord has the right to transfer or mortgage its interest in the Premises and in this Sublease and Subtenant agrees that in the event of any such transfer or mortgage, Sublandlord, at its cost, shall have the right to transfer or assign the LOC and/or the LOC Security Deposit to the transferee or mortgagee, and in the event of such transfer, Subtenant shall look solely to such transferee or mortgagee for the return of the LOC and/or the LOC Security Deposit.

18.2	Subtenant may, from time to time, replace any existing LOC with a new LOC if the new LOC (a) becomes effective at least thirty (30) days before expiration of the LOC that it replaces; (b) is in the required LOC amount; (c) is issued by an LOC bank acceptable to Sublandlord; and (d) otherwise complies with the requirements of this Paragraph.

18.3	Sublandlord shall hold the LOC as security for the performance of Subtenant’s obligations under this Sublease. If, after notice and failure to cure within any applicable period provided in this Sublease, Subtenant defaults on any provision of this Sublease, Sublandlord may, without prejudice to any other remedy it has, draw on that portion of the LOC necessary to (a) pay Rent or other sum in default; (b) pay or reimburse Sublandlord for any amount that Sublandlord may spend or become obligated to spend in exercising Sublandlord’s rights under this Sublease (including, the right of Sublandlord to Perform Subtenant’s covenants); and/or (c) compensate Sublandlord for any expense, loss, or damage that Sublandlord may suffer because of Subtenant’s default. If Subtenant fails to renew or replace the LOC at least twenty (20) days before its expiration, Sublandlord may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

18.4	Any amount of the LOC that is drawn on by Sublandlord but not applied by Sublandlord shall be held by Sublandlord as a security deposit (the “LOC Security Deposit”) in accordance with this Sublease. Subtenant shall thereafter have the right to replace the LOC Security Deposit with a LOC meeting the requirements of this Article 18.

18.5	If Sublandlord draws on any portion of the LOC and/or applies all or any portion of such draw, Subtenant shall, within five (5) business days after demand by Sublandlord, either (a) deposit cash with Sublandlord in an amount that, when added to the amount remaining under the LOC and the amount of any LOC Security Deposit, shall equal the LOC Amount then required under this Paragraph; or (b) reinstate the LOC to the full LOC Amount.

19.	MISCELLANEOUS

19.1	Sublandlord, as the tenant under the Master Lease identified in Section 1.5 above, represents and warrants to Subtenant that: (a) Exhibit B to this Sublease is a full and complete copy of the Master Lease; (b) the Master Lease, as of the Execution Date, is in full force and effect and constitutes the entire agreement of Master Landlord and Sublandlord relating to the lease of the Premises, and (c) to the current actual knowledge of Sublandlord (without duty of inquiry), there exists no event of default under the Master Lease and there exists no event which would constitute an event of default under the Master Lease but for the giving of any required notice and passage of any applicable grace or cure period; (d) the person or persons executing this Sublease for Sublandlord are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease; and (a) Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, subject only to Master Landlord’s consent.

19.2

Subtenant represents and warrants to Sublandlord that: (a) Subtenant is familiar with the provisions of the Master Lease insofar as they pertain to the Premises and Subtenant’s use and occupation thereof under this Sublease; (b) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, (c) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (d) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Premises are located.

19.3	Subtenant shall deposit with Sublandlord the Security Deposit in the amount specified in the Basic Sublease Provisions Section 1.14, as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant Defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent, Sublandlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s Default, to repair damages to any part of the Premises or the Building, to clean the Premises or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s Default. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any balance thereof shall be returned to Subtenant within three weeks of the Expiration Date or such earlier termination of this Sublease. As further security for payment of the Base Rent and Other Charges, Subtenant shall deposit three (3) months’ prepaid rent in the amount and at the times specified in the Basic Sublease Provisions Section 1.15 and provide a letter of credit to Sublandlord as set forth in Section 18.11.

19.4	Subtenant agrees to comply with all rules and regulations that Overlandlord or Master Landlord has made or may hereafter from time to time make for the Building. Sublandlord shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

19.5	Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except that Brokers specified in the Basic Sublease Provisions. Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such party.

19.6	Sublandlord shall not have any liability to Subtenant for damages arising out of any failure of Sublandlord to perform any of the terms, covenants and conditions of this Sublease, if Sublandlord’s failure to timely perform same is due to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages accidents, casualties, acts of God, acts caused directly by Subtenant or Subtenant’s agents, employees and invitees or any other cause beyond that reasonable control of Sublandlord; provided, however, that Subtenant shall have the right to demand an equitable adjustment to Rent obligations in the event of such failures, and shall have the right to terminate this Sublease if such failures materially adversely affect Subtenant’s occupancy or use of the Premises.

19.7	Sublandlord shall use commercially reasonable efforts to enforce the terms of the Master Lease. During the Term, Subtenant shall have all of Sublandlord’s rights and obligations in the Master Lease parking to the extent Sublandlord has the right to transfer to same for the benefit of Subtenant.

19.8	Subject to any approval of Master Landlord and Overlandlord, Subtenant, at Subtenant’s sole cost, shall have all rights to signage as granted and permitted in the Master Lease. Subtenant shall be responsible for the removal and disposal of (1) any signage on the Premises as of the Commencement Date and any repairs to the Premises as required by the Master Lease and (ii) any signage installed by Subtenant prior to the Expiration Date or within ten (10) days following any early termination date.

19.9	Subtenant represents and warrants that it shall not utilize any Hazardous Materials (as defined in the Master Lease) in the Premises, except for normal quantities of office supplies, and Subtenant shall comply with the requirements of the Master Lease. Subtenant hereby agrees to indemnity, defend, protect and hold Sublandlord harmless from any all claims of liability asserted against Sublandlord by a third party, including, without limitation, any agency or instrumentality of the federal, state or local government, for bodily injury, including death, physical damage to or loss of use of property of cleanup activities to the extend required by applicable law (remedial or removal), arising from any Hazardous Materials to the extent released in, on, under or about the Premises or property thereon by Subtenant or any of Subtenant’s agents, employees, contractors or representatives after the Commencement Date or on such earlier date as Subtenant first entered the Premises) through the Expiration Date or earlier termination of this Sublease.

19.10	Sublandlord hereby agrees that, upon the Commencement Date and through the Term, Subtenant may utilize for Subtenant’s operations in the Premises the furniture, fixtures and equipment existing in the Premises listed on Exhibit C attached hereto and made a part hereof (the “FF&E”). Sublandlord makes no representation or warranty as to the condition, suitability or lack of defects as to the FF&E and Subtenant accepts the same in its AS IS, WHERE IS condition. Notwithstanding the foregoing, Sublandlord represents and warrants, to its knowledge, that the FF&E are owned by Sublandlord free and clear of any encumbrances and rights of third parties. Provided Subtenant is not in monetary default under this Sublease on the last day of the 23rd month during the Term, Sublandlord shall transfer all of its right, title and interest in the FF&E to Subtenant and Sublandlord shall provide Subtenant with a bill of sale for the same, without any representations or warranties except title and lack of encumbrances. Consideration for the transfer of the FF&E from Sublandlord to Subtenant is included in the Base Rent.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease on the dates set forth below, intending to be bound hereby.

SUBLANDLORD: JUNIPER NETWORKS, INC., a Delaware corporation		SUBTENANT: DATA DOMAIN, INC., a Delaware corporation

By:		By:
	Name:		Name:
	Its:		Its:
Date:				[must be CEO, chairman of the board, president or vice president]

By:
Name:
Its:
[must be CFO, secretary, vice-secretary, treasurer or vice treasurer]
Date:

EXHIBIT A

DESIGNATION OF PREMISES

Exhibit A-1

EXHIBIT B

MASTER LEASE

Exhibit B-1

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (the “Sublease”) is made this 5th day of March, 2004 by and between JDS UNIPHASE CORPORATION, a Delaware corporation as successor-in-interest by merger to SDL, INC., a Delaware corporation (the “Sublandlord”), and PERIBIT NETWORKS, INC., a California corporation (the “Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord, as tenant, entered into that certain Lease Agreement dated as of January 24, 2001 (the “Master Lease”), with BRE/San Tomas I, LLC. A Delaware limited liability company, as landlord (the “Master Landlord”) for certain premises described therein and consisting of approximately 46,338 rentable square feet as more particularly described on Exhibit A to the Master Lease (the “Premises”) being a building (the “Building”) commonly known and designated as 2300 Central Expressway, Santa Clara, California.

WHEREAS, a true and correct copy of the Master Lease (including an Addendum thereto of even date with the Lease) is attached hereto as Exhibit “A” and is incorporated herein by this reference.

WHEREAS, capitalized terms in this Sublease which are not specifically defined herein shall have the same meaning as they are given in the Master Lease;

WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the Premises on the terms and conditions of this Sublease.

WHEREAS, for the purposes of this Sublease, the Premises shall be referred to hereinafter as the “Subleased Premises”.

WHEREAS, a precondition of such a sublease is the approval thereof by Master Landlord;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, it is hereby mutually covenanted and agreed as follows:

1. Subleased Premises and Term. Subject to the written consent of Master Landlord and other conditions expressly set forth in this Sublease, Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby subleases the Subleased Premises from Sublandlord, upon and subject to the terms, covenants, and conditions herein set forth, for a term (the “Term”) commencing on the earlier of (i) the date on which Subtenant first enters and occupies the Subleased Premises or any part thereof or (ii) April 1, 2004; provided that if the Master Landlord’s Consent to this Sublease is delivered after April 1, 2004, the Sublease Commencement Date shall be the date on which such Consent is delivered to Subtenant unless this Sublease is terminated pursuant to Article 27 hereof (the “Sublease Commencement Date”) and ending on February 28, 2009 (the “Expiration Date”), unless terminated earlier in accordance with the terms of this Sublease. All references in the Master Lease to

“Commencement Date” shall be deemed to refer to the “Sublease Commencement Date” for purposes of this Sublease. Subtenant shall have the right to early entry into the Subleased Premises for fit-up purposes upon receipt of Master Landlord’s consent to this Sublease. During such early entry Subtenant shall pay no Base Rent or Additional Rent, except for the cost of utilities and the cost to repair any damage caused by Subtenant or its Agents. The Indemnity provisions of Section 8 of this Sublease shall be applicable to any such early entry by Subtenant. Subtenant shall not be entitled to any fitup period unless the Master Landlord provides its Consent to this Sublease prior to April 1, 2004, the scheduled Sublease Commencement Date, and the failure of the Master Landlord to provide its Consent prior to such Date shall not entitle Subtenant to extend the Sublease Commencement Date in order to fit up the Subleased Premises.

2. Base Rent. Except as otherwise expressly provided herein to the contrary, Subtenant covenants and agrees during the Term to pay Base Rent and Additional Rent (as hereinafter defined) to Sublandlord at JDS Uniphase, c/o The Staubach Company, Real Estate Administration, 15601 Dallas Parkway, Suite 400, Addison, TX 75001, Attn: Amy Adams or at such other address as Sublandlord may hereafter designate in writing. Base Rent and Additional Rent shall be paid in lawful money of the United States, without notice, demand, set-off, abatement or deduction whatsoever (except to the extent any abatement is permitted under the Master Lease), at the times and in the manner herein specified. For the purposes of this Sublease, the term “Additional Rent” shall have the same meaning and amounts as set forth in the Master Lease and shall be payable by Subtenant on the entire Subleased Premises throughout the Term of this Sublease beginning on the Sublease Commencement Date. Base Rent shall be paid in equal monthly installments, in advance, on the first day of each and every month throughout the Term, in accordance with the Schedule of Base Rent set forth below, commencing on the Sublease Commencement Date. Contemporaneously with the execution of this Sublease, Subtenant shall pay to Sublandlord the sum of Twenty-two Thousand Five Hundred Thirty and no/100 Dollars ($22,530.00) which Sublandlord shall apply to Subtenant’s obligation for Base Rent for the twelfth (12th) month of the Term pursuant to the Schedule of Base Rent set forth below. The Additional Rent shall be paid to Sublandlord in monthly installments and otherwise as and when required by the Master Lease. If the Sublease Commencement Date is not the first day of the calendar month, then Additional Rent for the initial partial month of the Term shall be prorated based upon the number of calendar days in such month, and shall be payable on the Sublease Commencement Date. In the event that any installment of Base Rent or of Additional Rent is not paid when due, Subtenant shall pay to Sublandlord, the charges under Sections 4.2 and 31 of the Master Lease.

(a) Schedule of Base Rent. Subtenant shall pay Base Rent throughout the Term of this Sublease in accordance with the following Schedule of Base Rent:

MONTHS	BASE RENT AMOUNT
01-11, 25 & 37	$0.00 NNN
12-18	$22,530.00
19-24	$35,574.00
26-36	$50,963.00
38-48	$53,280.00
49-60	$55,596.00

(b) Free Rent. As set forth in the Schedule of Base Rent in Subsection (a) above, Base Rent for the months 1-11, 25, and 37 is $0.00. Notwithstanding such Schedule, if on the due date for any monthly payment of Base Rent for months 1 through 11, inclusive, 25 or 37 Subtenant is then in default in the payment of Additional Rent or any other sum due by Subtenant pursuant to this Sublease and remains in default or is already beyond any applicable notice and cure period or is otherwise in default of any material provision of this Sublease and remains in default or is already beyond any applicable notice and cure period, then, Base Rent for such month, instead of $0.00, shall be $22,530.00 if the month is any of 1 through 11, inclusive, or $50,963.00 in month 25, and $53,280.00 in month 37. Additional Rent on the entire Subleased Premises shall be payable every month of the Term notwithstanding free Base Rent for the periods stated in the Schedule.

3. Security Deposit. Contemporaneously with the execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of One Hundred Eleven Thousand One Hundred Ninety-two and no/100 Dollars ($111,192.00) as security for Subtenant’s faithful performance of Subtenant’s obligations under this Sublease (“Security Deposit”). Sublandlord shall not be required to keep the Security Deposit separate from its general funds. If Subtenant fails to pay Base Rent, Additional Rent or other charges when due under this Sublease, or fails to perform any obligations under this Sublease, Sublandlord may use any portion of the Security Deposit for the payment of the Base Rent, Additional Rent or any other amount then due and unpaid. If Sublandlord uses any portion of the Security Deposit, Subtenant shall, within ten (10) days after written demand by Sublandlord, restore the Security Deposit to the full amount originally deposited. Subtenant’s failure to do so will constitute a material default under this Sublease. Provided that Subtenant is not then in default under any material provision of this Sublease and that no event has occurred which with notice and/or the passage of time would become a default under any material provision of this Sublease, on the commencement of the forty-ninth (49th) month of the Sublease Term the sum of Fifty-five Thousand Five Hundred Ninety-six and no/100 Dollars ($55,596.00) of the Security Deposit shall be applied by Sublandlord to Subtenant’s Base Rent obligation for the forty-ninth (49th) month of the Term and the Security Deposit shall thereafter be in the amount of Fifty-five Thousand Five Hundred Ninety-six and no/100 Dollars ($55,596.00). Within ten (10) days after the Term has expired and Subtenant has vacated the Subleased Premises, and provided that

Subtenant is not then in monetary default or otherwise in default under any material provision of this Sublease, the Security Deposit, or as much as remains that has not been applied or deducted by Sublandlord to make good any Event of Default by Subtenant, shall be returned to Subtenant.

4. Use. Subtenant shall use the Subleased Premises only for general office, design, testing and research and development purposes and at all times in accordance with Article 1.10 and related provisions of the Master Lease.

5. Possession and Condition of Premises. Possession of the Subleased Premises shall be delivered to Subtenant on the Sublease Commencement Date. If possession of the Subleased Premises is not delivered to Subtenant on or before April 1, 2004, Subtenant may terminate this Sublease upon written notice to Sublandlord delivered on or before April 9, 2004 Upon such termination, Sublandlord shall promptly refund to Subtenant all monies previously tendered to Sublandlord. Subtenant agrees to accept possession of the Subleased Premises in accordance with the foregoing schedule in its “AS IS” “WHERE IS” condition, Sublandlord’s sole obligation with respect to the condition of the Subleased Premises upon delivery of possession being to deliver it in broom clean condition with all building systems (electrical and HVAC) in good working condition, the roof in good repair and watertight and all damaged and/or stained ceiling tiles replaced. If Subtenant fails to provide Sublandlord written notice that any systems are not in good working condition or that the roof is not in good repair and watertight, or that there remain damaged or stained ceiling tiles within thirty (30) days after the Sublease Commencement Date, then Sublandlord shall be deemed to have complied with its obligations set forth in the immediately preceding sentence and Subtenant’s obligations regarding maintenance and repair of such shall be controlled by Section 10 of the Master Lease. Subtenant acknowledges that, except as expressly set forth herein, no representations have been made to Subtenant with respect to the physical condition of the Subleased Premises or its suitability for Subtenant’s intended and permitted use and that in entering into this Sublease, Subtenant has relied exclusively upon its own examination of the Subleased Premises and the Master Lease. Subtenant specifically acknowledges and agrees that Sublandlord has and shall have no obligation to perform any improvements, repairs or other work in the Subleased Pemises in connection with this Sublease other than to deliver possession as hereinabove specified. In connection with Subtenant’s possession, use and occupancy of the Subleased Premises, Sublandlord agrees that Subtenant shall be entitled to monument signage consistent with and subject to all of the terms and conditions of the Master Lease including, without limitation, the requirement of Master Landlord and, if applicable, city approval.

6. Incorporation of and Subordination to Master Lease.

Except as otherwise expressly provided herein to the contrary, all of the terms of the Master Lease as they pertain to the Subleased Premises are hereby incorporated into and made a part of this Sublease as if stated in full herein, and Subtenant accepts this Sublease subject to, and hereby during the Term of this Sublease assumes all of, the terms, covenants, conditions and agreements contained in the Master Lease with respect to the Subleased Premises, to be performed by Sublandlord thereunder. The parties hereto agree that subject to the provisions of this Sublease, wherever the words Leased Premises or words of similar import appear in the Master Lease, the same shall be deemed to mean the Subleased Premises; wherever the words “Base Rent” appears in the Master Lease the words shall be deemed to refer to the Base Rent reserved herein; and wherever the words “Landlord” and “Tenant” appear in the Master Lease, the words shall be deemed to refer to Sublandlord and Subtenant respectively, so that, subject to the provisions of this Sublease and with respect only to the Subleased Premises, Sublandlord shall have the rights and powers of the Master Landlord under the Master Lease, and Subtenant shall have and does hereby agree to be bound by and accepts all the rights, powers, duties and obligations of the Sublandlord as “Tenant” under the Master Lease; provided, however, that notwithstanding the foregoing, Sublandlord shall have no obligation to perform or furnish any of the work, services, repairs or maintenance undertaken to be made by Master Landlord under the Master Lease (including without limitation Master Landlord’s obligations under Sections 10.1, 12, 14.1, and 14.3, of the Master Lease), or any other term, covenant or condition required to be performed by Master Landlord under the Master Lease. Subtenant covenants and agrees that it shall do nothing which shall create an Event of Default under the Master Lease. Subtenant shall have the benefit of each and every covenant and agreement made by Master Landlord to Sublandlord under the Master Lease. In the event that Master Landlord shall fail or refuse to comply with any of the respective provisions of the Master Lease, Sublandlord shall, upon the written request of Subtenant, give Master Landlord notice of such failure. Thereafter, Sublandlord shall reasonably cooperate with Subtenant in attempting to cause Master Landlord to comply with such provisions of the Master Lease (including, without limitation, with respect to the provisions relating to building access, parking and other amenities to be provided to the Subleased Premises), but Sublandlord shall have no further obligation or liability to Subtenant in connection therewith. Alternatively, Subtenant may require Sublandlord to assign to Subtenant all of Sublandlord’s rights, privileges and causes of action against Master Landlord which are reasonably related to the subject of the Master Landlord’s failure or refusal at issue, and Subtenant shall be entitled to exercise all of Sublandlord’s rights, privileges and causes of action in that regard. If Sublandlord makes any expenditures or incurs any obligation for the payment of money in connection with such cooperation, including reasonable attorneys’ fees, such sums paid or obligations incurred shall be paid to Sublandlord by Subtenant within five (5) business days of demand therefor.

(a) This Sublease is and shall be subject to and subordinate in all respects to the Master Lease and to all of its terms, covenants and conditions. Should there be any conflict between the terms of this Sublease as specifically set forth herein and the terms of the Master Lease, the terms of this Sublease shall control as between Sublandlord and Subtenant only.

(b) The parties agree that the following provisions of the Master Lease shall NOT be applicable to this Sublease: Preamble, Sections 1.2, 1.3, 1.5, 1.7, 3, 4.1, 4.4, 4.5, 5, 10.1 (solely to the extent that it is agreed that the responsibilities of the Landlord thereunder are those of the Master Landlord and not the Sublandlord), 12, 14.1 (solely to the extent that it is agreed that the responsibilities of the Landlord thereunder are those of the Master Landlord and not the Sublandlord), 14.3 (solely to the extent that it is agreed that the responsibilities of the Landlord thereunder are those of the Master Landlord and not the Sublandlord), 21 (solely to the extent of the Tenant’s addresses therein), 35, 36.1, 37.2, 37.12 and the entire Addendum.

(c) Default. Subtenant shall be in material default of its obligations under this Sublease if Subtenant is responsible for the occurrence of any of the Events of Default set forth in Section 13 of the Master Lease.

7.     Remedies. Subtenant specifically affirms that upon any Event of Default, the remedies set forth in Section 13.2 of the Master Lease are incorporated herein for the benefit of Sublandlord, in addition to any and all other rights and remedies afforded Sublandlord hereunder or by law or equity

8.     Indemnity.

(a) Except to the extent due to the gross negligence or willful misconduct of Sublandlord or its Agents, Subtenant shall protect, indemnify and save and hold Sublandlord harmless from and against all losses, costs, expenses, damages and liabilities (including, without limitation, reasonable counsel fees and disbursements) or every kind and nature whatsoever, incurred by Sublandlord by reason of or arising out of (i) any accident, death, injury or damage which shall happen in, on, or in connection with, the Subleased Premises or any part thereof on or after the Sublease Commencement Date, or arising out of the condition, occupancy, maintenance, alteration, repair, use, or operation of the Subleased Premises or any part thereof on or after the Sublease Commencement Date, (ii) any Event of Default under the Master Lease or this Sublease on Subtenant’s part, including without limitation the release by Subtenant or its Agents of any Hazardous Materials at, on, within, under, about or from the Subleased Premises, the Building, or the Property, or in the soil, groundwater or soil vapor on or under the Subleased Premises, or elsewhere in connection with the transportation of Hazardous Materials to or from the Subleased Premises in violation of any Environmental Laws, or (iii) failure by Subtenant to vacate the Subleased Premises and surrender the Subleased Premises in the condition required under this Sublease on or before the expiration of the Term or earlier termination of this Sublease.

(b) Sublandlord shall protect, indemnify and save and hold Subtenant harmless from and against all losses, costs, expenses, damages and liabilities (including, without limitation, reasonable counsel fees and disbursements) of every kind and nature whatsoever, incurred by Subtenant by reason of or arising out of (i) the gross negligence or willful misconduct of Sublandlord or its Agents, or (ii) any act or failure to act by Sublandlord to perform or observe any of the agreements, terms, covenants or conditions of the Master Lease or this Sublease on Sublandlord’s part to be performed or observed, except to the extent that Sublandlord’s failure is caused, directly or indirectly, by an Event of Default hereunder or by any act or failure (where there is a duty) to act by Subtenant or any Agent or invitee of Subtenant.

(c) The provisions of this Article 8 shall survive the expiration or earlier termination of this Sublease.

9.     Insurance.

(a) Subtenant shall provide and maintain during the Term, with an insurance company acceptable to Sublandlord and Master Landlord, all insurance required by the Master Lease with respect to the Subleased Premises, naming Sublandlord and Master Landlord as additional insureds. Such insurance shall provide, among the other things required by the Master Lease, that it may not be canceled or amended except upon thirty (30) days notice to Sublandlord and Master Landlord. On or before the date which is one (1) day prior to the Sublease Commencement Date, Subtenant shall furnish Sublandlord and Master Landlord with certificates of insurance evidencing compliance with the foregoing requirements.

(b) The waiver of rights of recovery and subrogation under Section 8.5 of the Master Lease shall be deemed a three-party agreement binding among and inuring to the benefit of Sublandlord, Subtenant and Master Landlord (by reason of its consent hereto).

10.   Assignment and Subletting.

(a) Subtenant hereby acknowledges and affirms the terms and conditions of Section 23 of the Master Lease and the rights of Master Landlord thereunder, and agrees that such terms and conditions also require Sublandlord’s prior consent in each instance in which the Master Landlord’s prior consent is required.

(b) Subtenant specifically acknowledges and affirms that if Subtenant assigns this Sublease or sublets the Subleased Premises or any portion thereof, then Subtenant shall pay any and all amounts required by Section 23 of the Master Lease, as incorporated herein, which would be owing to Master Landlord to be paid directly to Master Landlord, and otherwise all bonus rent (as determined in accordance with Section 23.5) shall be divided equally between Sublandlord and Subtenant. For purposes of clarification, as between Subtenant and Sublandlord, the term “rents” in Section 23 of the Master Lease shall mean the Base Rent and Additional Rent reserved herein.

11.   Sublandlord’s Consent to Certain Acts. Subtenant agrees that in any case where the provisions of the Master Lease or this Sublease require the consent or approval of Master Landlord or Sublandlord prior to the taking of any action, it shall be a condition precedent to the taking of such action that the prior consent or approval of Master Landlord or Sublandlord, as the case may be, shall have been obtained. Sublandlord agrees that its consent or approval shall not be unreasonably withheld or delayed, and Sublandlord agrees to provide its consent or approval if the matter for which consent or approval is requested shall have no material adverse effect on Sublandlord to impose any financial obligation or potential risk or liability on Sublandlord which Subtenant does not agree to assume. Sublandlord shall cooperate with Subtenant in good faith with respect to obtaining the consent or approval of Master Landlord when the same is required under the terms of the Master Lease, provided that such cooperation shall in no event be deemed to include any obligation to initiate or otherwise participate in any suit, claim or any other action against Master Landlord. If Sublandlord makes any expenditures or incurs any obligation for the payment of money in connection with such cooperation, such sums paid or obligations incurred shall be paid to Sublandlord by Subtenant within five (5) business days of demand therefor.

12.   Sublandlord’s Right to Cure Subtenant’s Default. Subtenant shall not cause or suffer any act or omission by any of its Agents or invitees which would cause the Master Lease to be terminated, or forfeited by virtue of any rights of termination, or forfeiture reserved or vested in Master Landlord, or by law or in equity. If Subtenant shall default in the performance of any of its obligations under this Sublease or under the Master Lease, Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant. If Sublandlord makes any expenditures or incurs any obligation for the payment of money in connection therewith, such sums paid or obligations incurred shall be paid to Sublandlord by Subtenant within five (5) business days of demand therefor.

13.   Brokerage Fees. Sublandlord is represented in this transaction by The Staubach Company (“Sublandlord’s Broker”). Subtenant is represented in this transaction by Wayne Mascia & Associates. (“Subtenant’s Broker”). Sublandlord shall pay The Staubach Company a commission pursuant to a separate written agreement, such commission to be shared with Subtenant’s Broker as agreed between the brokers. Sublandlord and Subtenant hereby represent and warrant to the other that except for Sublandlord’s Broker and Subtenant’s Broker, neither has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Sublease. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by such indemnifying party or with whom such indemnifying party has dealt in connection with this Sublease.

14.   Eminent Domain Loss by Casualty. In the event of any taking by eminent domain, Subtenant shall be entitled to a portion of any award payable to the “Tenant” under Section 15 of the Master Lease which is in the ratio of the Base Subrent payable hereunder to the Base Rent payable under the Master Lease (the remaining award being payable to Sublandlord) and the Master Landlord shall be entitled to any award payable to the “Landlord” thereunder. Otherwise, all matters relating to eminent domain with respect to the Subleased Premises shall be governed by Section 15 of the Master Lease. In the event of any casualty, the provisions of Section 14 of the Master Lease shall control; provided, that Sublandlord shall have no right to terminate the Master Lease either in its capacity as the “Tenant” thereunder or the “Sublandlord” hereunder.

15.   Sublandlord’s Representations. To the best of Sublandlord’s knowledge, and in addition to the other representations and warranties set forth herein, Sublandlord represents and warrants with respect to the Subleased Premises that:

a. The Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default.

b. There are no pending or threatened actions, suits or proceedings before any court or administrative agency against Sublandlord which could adversely affect the Subleased Premises or any part thereof or the ability of Sublandlord to perform its obligations under this Sublease, and Sublandlord is not aware of any facts which might result in any such actions, suits or proceedings.

c. Sublandlord has not received any notice from any insurance company of any defects or inadequacies in the Subleased Premises or any part thereof which could adversely affect the insurability of the Subleased Premises or the premiums for the insurance thereof.

d. The Master Landlord has appealed for a reduction of Real Property Taxes from the Santa Clara County Assessor, and, to the best of Sublandlord’s knowledge, such appeal is currently pending and has not been withdrawn or terminated.

For purposes of this Sublease, the terms “best of Sublandlord’s knowledge” and “Sublandlord’s knowledge” mean the actual knowledge of Terry Wood who Sublandlord represents is the person most familiar with the Subleased Premises.

16.   Quiet Enjoyment. As between Subtenant and Sublandlord, Subtenant shall peacefully have, hold and enjoy the Subleased Premises, subject to the terms and conditions of this Sublease and the Master Lease.

17.   Right to Cure. In the event, that Sublandlord defaults in the performance or observance of any of Sublandlord’s remaining obligations under the Master Lease (as evidenced by an appropriate notice of such default from the Master Landlord), then Subtenant shall give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter; then in addition, Subtenant shall be entitled, at Subtenant’s option, to cure such default and promptly collect from Sublandlord the amount of Subtenant’s reasonable expenses in so doing. Subtenant shall not be required, however, to wait the entire cure period described herein if Master Landlord has given a Notice of Default to Sublandlord and Sublandlord has not cured or commenced to cure such default or notified Master Landlord that it disputes such Notice of Default, within five (5) business days after receipt of Master Landlord’s Notice.

18.   Authorization to Direct Sublease Payments. Sublandlord hereby acknowledges that Sublandlord’s failure to pay the Rent and other sums owing by Sublandlord to Master Landlord under the Master Lease will cause Subtenant to incur damages, costs and expenses not contemplated by this Sublease in those cases where Subtenant has paid sums to Sublandlord hereunder which correspond in whole or in part to the amounts owing by Sublandlord to Master Landlord under the Master Lease. Accordingly, Subtenant shall have the right to pay all rent and other sums owing by Subtenant to Sublandlord hereunder for those items which also are owed by Sublandlord to Master Landlord under the Master Lease directly to Master Landlord if Subtenant reasonably believes that Sublandlord has failed to make any payment required to be made by Sublandlord to Master Landlord under the Master Lease and

Sublandlord fails to provide adequate proof of payment within five (5) business days after Subtenant’s written demand requesting such proof. Pending receipt of Sublandlord’s response to Subtenant’s demand, Subtenant shall not be in Default under this Sublease for its failure to pay to Sublandlord any amount due hereunder which would otherwise become delinquent during the period between the date of Subtenant’s demand and the date that Sublandlord delivers its response. Subtenant shall not prepay any amounts owing by Subtenant without the consent of Sublandlord. Subtenant shall provide to Sublandlord concurrently with any payment to Master Landlord reasonable evidence of such payment. If Sublandlord notifies Subtenant that it disputes any amount demanded by Master Landlord, Subtenant shall not make any such payment to Master Landlord unless Master Landlord has provided a three-day notice to pay such amount or forfeit the Master Lease. Any sums paid directly by Subtenant to Master Landlord in accordance with this Section shall be credited toward the amounts payable by Subtenant to Sublandlord under this Sublease.

19. Surrender of Subleased Premises. Upon the expiration or earlier termination of this Sublease, Subtenant covenants to quit and surrender to Master Landlord, the Subleased Premises in the condition required by Section 32 of the Master Lease. Notwithstanding the foregoing, Subtenant shall not be responsible to (a) remove any improvements made by Sublandlord or Master Landlord on Sublandlord’s behalf prior to the Sublease Commencement Date or to restore the Subleased Premises to the condition that existed prior to such improvements, or (b) clean up, remediate, investigate, monitor or otherwise be responsible for any Existing Hazardous Materials or for any Hazardous Materials which have come to be located on or about the Subleased Premises prior to the Sublease Commencement Date and were not caused by Subtenant or any Agent or invitee of Subtenant.

20. Notice and Demands. All notices, requests, demands, consents, approvals and other communications (each, a “Notice” and collectively, “Notices”) under this Sublease shall be in writing and shall be effective only if given in the manner set forth in Section 21 (“Notices”) of the Master Lease. Such Notices shall be addressed as follows:

If to Sublandlord:

JDS Uniphase Corp.

1768 Automation Parkway

San Jose, CA 95131

Attention: Terry Wood

Telephone: (408) 546-5491

Facsimile: (408) 546-4588

With Copies to:

Law Offices of George H. Cole, Jr.

220 State Street, Suite 220

Los Altos, CA 94022

Attn: George Cole, Esq.

Telephone: (650) 917-0200

Facsimile: (650) 917-0202

And

JDS Uniphase

c/o The Staubach Company

Real Estate Administration

15601 Dallas Parkway, Suite 400

Addison, TX 75001

Attn: Amy Adams

If to Subtenant:

Peribit Networks, Inc.

2855 Bowers Avenue

Santa Clara, CA 95051

Attn: Steffan Tomlinson

with a copy to:

GCA Law Partners, LLP

1891 Landing Drive

Mountain View, CA 94043

Attn: Naomi A. Vargas, Esq.

Telephone: (650) 428-3900

Fascimile: (650) 428-3901

If to Master Landlord:

As provided in the Master Lease

Whenever in the Master Lease a time is specified within which the Sublandlord must give Notice following an event, or within which the Sublandlord must respond to any Notice previously given or made by the Master Landlord, or comply with any obligation on the part of the Sublandlord, such time is hereby changed (for the purpose of this Sublease only) by subtracting three (3) business days therefrom; provided that in no event shall Subtenant have fewer than three (3) days to respond or comply. It is the purpose and intent of the foregoing provisions of this Article 20 to provide Sublandlord with time within which to transmit to the Master Landlord any notices or demands received from Subtenant and to transmit to Subtenant any notices or demands received from Master Landlord. However, any Notices required to be delivered by either Sublandlord or Subtenant under this Sublease which are not notices to or from Master Landlord under the Master Lease shall be given in a manner, and at the times provided, in this Sublease, without reference to the addition or subtraction of days as provided in this Article 20. In the event that the last day for any notice or demand required or permitted to be given hereunder falls on a Saturday, Sunday or legal holiday, the notice or demand shall be deemed to be due on the next business day. Sublandlord and Subtenant each agree promptly to deliver to the other copies of all notices, demands, requests, consents or approvals related to the Subleased Premises and received from Master Landlord or any government agency.

21. Termination of Master Lease; Modification of Master Lease. Except as otherwise provided herein, during the Term, and provided that Subtenant is not in default under this Sublease beyond any applicable notice and cure period, Sublandlord shall not voluntarily terminate the Master or take any action that would give the Master Landlord the right to terminate the Master Lease unless and until Master Landlord has agreed in writing to continue this Sublease in full force and effect as a direct lease between Master Landlord and Subtenant upon and subject to all of the terms, covenants and conditions of this Sublease for the balance of the Term hereof. If Master Landlord so consents, Subtenants shall attorn to Master Landlord in connection with any such termination and shall execute an attornment agreement in such forms as may reasonably be requested by Master Landlord; provided, however, that the attornment agreement does not materially or adversely affect the use by Subtenant of the Subleased Premises in accordance with the terms of this Sublease, materially increase Subtenant’s obligations under this Sublease or materially decrease Subtenant’s rights under this Sublease. Notwithstanding the foregoing, Sublandlord may terminate the Master Lease pursuant to the provisions of Section 14 thereof, without the consent of the Subtenant, unless the Subtenant agrees, within five (5) days after notice for Sublandlord, to assume all of the Sublandlord’s remaining obligations under the Master Lease and the Master Landlord agrees to such assumption and to relieve Sublandlord or any further duties or obligations and releases the Sublandlord from all liabilities under the Master Lease arising after Subtenant’s assumption of the Master Lease obligations. In addition, Sublandlord and Master Landlord shall not amend or modify the Master Lease in any manner so as to materially or adversely affect Subtenant or its interest hereunder, materially increase Subtenants obligation hereunder or materially restrict Subtenant’s rights hereunder, without the prior written consent of Subtenant.

22. Hazardous Materials. In addition to and without limiting the provisions of the Master Lease incorporated herein, the following provisions shall apply to this Sublease;

(a) Except for small amounts of Hazardous Materials that may be generated by Subtenant or its Agents in connection with Subtenant’s light manufacturing and research and development activities permitted hereunder (which, if applicable, shall be stored, used, generated and disposed of by Subtenant in compliance with the Master Lease and all laws applicable thereto), Subtenant warrants and represents:

(i) It is not engaged in any action resulting in generating, transporting, storing, trading or disposing of Hazardous Materials in violation of Environmental Laws, and Subtenant agrees not to do so under this Sublease and will not knowingly permit others to engage in such a business at the Subleased Premises; and

(ii) It will not knowingly permit any person to use the Subleased Premises for disposal of Hazardous Materials.

(b) If any Hazardous Materials are released, spilled or discharged by Subtenant or its Agents in, on, under or about the Subleased Premises during the Term in violation of Environmental Laws, Subtenant agrees, at Subtenant’s sole expense and without reimbursement from or charge to Sublandlord, to remove or remediate such Hazardous Materials, to the extent required under and in compliance with applicable laws, statutes, ordinances, rules, orders, regulations and requirements of all federal, state, city and local governments.

(c) Subtenant agrees to indemnify, defend, protect and hold harmless Sublandlord from any and all claims of liability asserted against Sublandlord by a third party, including without limitation any agency or instrumentality of the federal, state or local government, for bodily injury, including death, physical damage to or loss of use of property or cleanup activities to the extent required by applicable Law (remedial or removal), arising from any Hazardous Materials (collectively, “Hazardous Materials Claims”) to the extent released in, on, under or about the Subleased Premises, the Building, and/or the Property by Subtenant or any of Subtenant’s Agents, after the Sublease Commencement Date through the expiration or earlier termination of this Sublease. As used in this Sublease, the term “Hazardous Materials” shall have the same meaning as defined in the Master Lease.

(d) Sublandlord represents and warrants to Subtenant that, to the best of Sublandlord’s knowledge, as of the Commencement Date (i) the Subleased Premises and the operations conducted thereon by Sublandlord prior to the Commencement Date are in compliance with all Environmental Laws; and (ii) Sublandlord’s handling, transportation, storage, treatment, disposal, release or use of Hazardous Materials that has occurred on or about the Subleased Premises, or the soil, groundwater or surface water thereof, prior to the Commencement Date, has been in compliance with all Environmental Laws. Sublandlord further represents and warrants that, to the best of Sublandlord’s knowledge, no litigation has been brought or threatened, nor any settlements reached with any governmental or private party, concerning the actual or alleged presence or Hazardous Materials on or about the Subleased Premises, or the soil, groundwater or surface water thereof, nor has Sublandlord received any notice of any violation or alleged violation of any Environmental Laws, pending claims or pending investigations with respect to the presence of Hazardous Materials on or about the Subleased Premises, or the soil, groundwater or surface water thereof. Subtenant and its Agents shall not be responsible for, and Sublandlord shall indemnify, defend with counsel reasonably acceptable to Subtenant and hold Subtenant harmless against (i) any claim, remediation obligation, investigation obligation, liability, cause of action, penalty, attorneys’ fee, consultants’ cost, expense or damage owing or alleged by any governmental agency or third party unrelated in any way to Subtenant to be owing with respect to any Hazardous Materials present on or about the Subleased Premises, or the soil, groundwater or surface water thereof, prior to the

Commencement Date and with respect to which Subtenant is not in any way deemed or alleged to be a contributor; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Material present on or about the Subleased Premises, or the soil, groundwater or surface water thereof, with respect to the Subleased Premises and caused by any source, including third parties, other than Subtenant, prior to the Commencement Date and with respect to which Subtenant is not in any way deemed or alleged to be a contributor

(e) The provisions of this Article 22 shall survive the expiration or earlier termination of this Sublease.

23. Parking. Notwithstanding the general incorporation herein of Section 2 (a) of the Master Lease, Subtenant shall be entitled to use all of the parking spaces to which Sublandlord is entitled pursuant to the Master Lease (stated therein as 158 spaces), all of which shall be subject to the same terms and conditions as set forth in the Master Lease.

24. Utilities. Subtenant hereby acknowledges and affirms that, from and after the Sublease Commencement Date, Subtenant is obligated to pay for certain utilities as more particularly set forth in Section 9 (“Utilities”) of the Master Lease, which is incorporated herein. In addition, within five (5) business days following the Sublease Commencement Date, Subtenant covenants and agrees to establish all necessary utility accounts in its own name, it being understood that Sublandlord will disconnect all utility accounts in Sublandlord’s name on or after the fifth (5th) day following the Sublease Commencement Date.

2.5 Furniture. Upon the Sublease Commencement Date, and provided that Subtenant has performed all of its obligations to be performed as of that date hereunder, Sublandlord for and in consideration of the sum of Ten and no/100 Dollars ($10.00) to be paid on such date by Subtenant to Sublandlord, transfers and conveys to Subtenant, without representation or warranty of any sort, in their “AS IS-WHERE IS” condition and location, all existing cubicle systems, chairs, conference room furniture and any security systems located in the Subleased Premises then occupied by Subtenant. Notwithstanding the foregoing, Sublandlord represents and warrants that to the best of Sublandlord’s knowledge, such fixtures and cubicles are owned by Sublandlord free and clear of any encumbrances and rights of third parties.

26. Counterparts and Facsimile. This Sublease may be executed in counterparts, which shall, when so executed and taken together, have the same force and effect as though all signatures appeared on a single document. This Sublease may be executed and delivered by all or any of the parties hereto by facsimile, provided that the originally executed counterpart shall be delivered by hand or by overnight courier promptly thereafter.

27. Consent of Master Landlord. In the event that a consent to this Sublease in substantial conformity with the Consent of Master Landlord attached hereto is not obtained from Master Landlord on or before April 1, 2004 Subtenant shall have the right, by written notice delivered to Sublandlord on or before April 9, 2004, to terminate this Sublease and to receive a refund of all monies deposited with Sublessor. Upon such termination, neither party shall have any further obligations hereunder except as aforesaid.

IN WITNESS WHEREOF, the parties hereto have duly executed sealed and delivered this instrument on the day and year first above written.

SUBLANDLORD:

JDS UNIPHASE CORPORATION, a Delaware corporation

By:	/s/ Ron Foster
Name:	Ron Foster
Title:	CFO

SUBTENANT:

PERIBIT NETWORKS, INC., a California corporation

By:	/s/ Steffan Tomlinson
Name:	Steffan Tomlinson
Title:	Vice President, Finance

CONSENT OF MASTER LESSOR

Notwithstanding any of the provisions in the attached sublease dated March 5, 2004 and addendum to sublease dated March 9, 2004 (the “Sublease”), between JDS Uniphase Corporation, a Delaware corporation (successor in interest to SDL, Inc.) (“Sublessor”), and PERIBIT NETWORKS, INC., a California corporation (“Sublessee”), Mission West Properties, LP., a Delaware limited partnership, (successor in interest to BRE/San Tomas I, LLC) (“Master Lessor”), hereby consents to the Sublease on the following terms and conditions:

1. Nothing contained in the Sublease or this consent shall create any obligations or duties on the part of Master Lessor beyond those set forth in the Lease Agreement dated January 24, 2001, by and between Master Lessor and Sublessor (the “Master Lease”).

2. Nothing in the Sublease or this consent shall in any manner amend, alter, or modify any provision of the Master Lease or otherwise affect Master Lessor’s rights and remedies under the Master Lease. The Master Lease shall remain in full force and effect.

3. This consent applies only to the Sublease and shall not authorize any further sublease or assignment during the term of the Master Lease or during any option period of the Master Lease. Master Lessor may consent to subsequent sublettings or assignments under the Master Lease or the Sublease or modifications or amendments thereto without notifying or obtaining the consent of Sublessor or anyone else liable under the Master Lease and such action shall not relieve such persons from liability.

4. The acceptance of rent by Master Lessor from Sublessee shall not be deamed a waiver by Master Lessor of any provision of the Master Lease.

5. Sublessor shall remain primarily liable for the performance of all conditions, covenants, and obligations of “Lessee” under the Master Lease and in the event of a default under the Master Lease, Master Lessor may proceed directly against Sublessor, any guarantor, or anyone else liable under the Master Lease without the necessity of exhausting remedies against Sublessee or any other person or entity liable thereon.

6. Termination of the Master Lease for any reason shall cause an automatic termination of the Sublease.

7. The Master Lessor reserves the right to require removal of all or any part of offices and walls added, and restoration to original condition if required at time of Lease termination.

8. The Master Lessor agrees that the provisions of Sections 8.5 and 37.2 of the Master Lease shall apply to the Sublessee in the same respect as the Sublessor.

MASTER LESSOR		SUBLESSOR
Mission West Properties L.P.
Mission West Properties, Inc., its general partner		JDS Uniphase Corporation

By:	/s/ R.V. Marino	By:	/s/ Ron Foster
Print Name:	R.V. MARINO	Print Name:	RON FOSTER
Its:	President & COO	Its:	EVP, CFO
Dated:	03/09/04	Dated:	3-9-04

SUBLESSEE

PERIBIT NETWORKS, INC.

		By:	/s/ Steffan Tomlinson
		Print Name:	Steffan Tomlinson
		Its:	VP Finance
		Dated:	3/9/04

EXHIBIT C

INVENTORY OF FF&E

Exhibit B-2